Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Universal Electronics Files Second Patent Infringement Suit against Universal Remote Control
Company Claims Infringement of Nine of its Issued United States Patents
SANTA ANA, CA — July 01, 2013 — Universal Electronics Inc. (UEI) (NASDAQ: UEIC), a global leader in remote control innovation, announced it has filed a lawsuit in the United States District Court for the Central District of California against Universal Remote Control, Inc., based in Harrison, New York, for patent infringement. UEI seeks a permanent injunction in addition to monetary damages against Universal Remote Control.
“The decision to move forward with this action was made only after all other options had been exhausted,” stated Paul Arling, Chairman and CEO of Universal Electronics. “UEI has a significant investment in these technological advancements created over many years of innovation. Unfortunately, it sometimes becomes necessary to protect our investments through legal channels.”
In this lawsuit, UEI asserts infringement by Universal Remote Control of the following nine United States Patents:

•	United States No. 5,228,077, entitled "Remotely Upgradable Universal Remote Control";

•	United States Patent No. 5,255,313, entitled "Universal Remote Control System";

•	United States Patent No. 5,414,761, entitled "Remote Control System";

•	United States Patent No. 5,552,917, entitled "Remote Control";

•	United States Reissued Patent No. RE39,059, entitled “Computer Programmable Remote Control”;

•	United States Patent No. 6,407,779, entitled "Method and Apparatus for an Intuitive Universal Remote Control System";

•	United States Patent No. 7, 126,468, entitled "System and Method for Monitoring Remote Control Transmissions";

•	United States Patent No. 7,589,642, entitled "Relaying Key Code Signals Through A Remote Control Device"; and

•	United States Patent No. 7,831,930, entitled "System and Method for Displaying a User Interface for a Remote Control Application."

UEI previously filed a suit against Universal Remote Control in March 2012 alleging infringement of four other patents. That lawsuit is currently pending before the same district court.
Universal Electronics holds 150 issued patents and has hundreds of additional patent applications pending in the United States and jurisdictions throughout the world.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For more information visit www.uei.com.
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Contacts:
UEI: Richard A. Firehammer, Jr., General Counsel, Universal Electronics – (714) 918-9500